Exhibit 10.5

NAME LICENSE AGREEMENT

THIS NAME LICENSE AGREEMENT (this “Agreement”) is made effective as of [       ], 2016 (the “Effective Date”) by and between Yum! Brands, Inc., a North Carolina corporation having its principal place of business at 1441 Gardiner Lane, Louisville, Kentucky  40213 (“Licensor”), and Yum China Holdings, Inc., a Delaware corporation having its principal place of business at [                            ] (“Licensee”) (each, a “Party,” and collectively, the “Parties”).

RECITALS

WHEREAS, Licensor owns rights to the name and mark “YUM!” in various countries throughout the world, including, without limitation, the People’s Republic of China (the “PRC”);

WHEREAS, under the Master License Agreement dated [          ], 2016 between Yum! Restaurants Asia Pte. Ltd., a wholly-owned indirect subsidiary of Licensor (“YRAPL”), and Yum Restaurants Consulting (Shanghai) Company Ltd., a wholly-owned indirect subsidiary of Licensee (“YCCL”) (as such Master License Agreement may be amended from time to time in accordance with its terms, the “MLA”), YRAPL granted YCCL a license to the Brand System IP owned by Licensor and its subsidiaries to operate Brand Restaurant Businesses and to grant Sublicenses to others to operate Restaurants under the Brands in the Territory;

WHEREAS, Licensee was formed as a result of a spin-off of Licensor’s business division with primary responsibility for the conduct of the Brand Restaurant Businesses in the PRC; and

WHEREAS, Licensee is incorporated under the corporate name Yum China Holdings, Inc. (the “Licensee Name”) and would like to formalize, and Licensor is willing to formally grant to Licensee, the right and license to use (i) the name and mark “YUM” (without the exclamation mark) (the “Licensed Mark”) as part of the Licensee Name and, on letterhead or business cards of Licensee, in conjunction with the Yum! Bubble Logo as shown in Schedule 1 and as may be amended by Licensor from time to time (the “Licensed Logo”); (ii) the Licensed Mark as part of the domain name “yumchina.com” (the “Domain Name”); and (iii) the Licensed Mark as part of its stock identification symbol “YUMC” (the “Licensee Ticker Symbol”) on any stock exchange on which the Licensee’s common stock is listed (each, an “Applicable Exchange”), and to permit those subsidiaries of Licensee established under the law of the PRC and identified on Schedule 2 to this Agreement (each, a “Subsidiary”) to use as a part of such Subsidiary’s corporate name the Licensed Mark, as such corporate name has been approved in advance in writing by Licensor to Licensee (each, a “Subsidiary Name”).

NOW, THEREFORE, the Parties agree, in consideration for the mutual promises herein, as follows:

1.                                      Definitions.  Any capitalized term used in this Agreement and not defined in this Agreement (including, without limitation, the term “Territory”) shall have the meaning given to such term in the MLA.  In addition, the word “Term” means the period of time commencing on the Effective Date and ending upon the termination of this Agreement.

2.                                      Licensee Name, Licensed Logo, Domain Name, and Licensee Ticker Symbol.  Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee during the Term a non-exclusive, non-transferable, non-sublicensable (except by Licensee to the Subsidiaries under Section 3), royalty-free right to use (i) the Licensed Mark solely as part of the Licensee Name as approved in advance in writing by Licensor to Licensee, (ii) the Licensed Logo on letterhead or business cards of Licensee, (iii) the Licensed Mark as part of the Domain Name, and (iv) the Licensed Mark as part of the Licensee Ticker Symbol, all only in connection with, and while, operating one or more Brand Restaurant Businesses in the Territory, always subject to and in compliance with the terms and conditions of this Agreement. Without Licensor’s express prior written consent, Licensee shall not and shall cause its Affiliates not to: (i) use the Licensee Name, or the Licensee Ticker Symbol as or in or directly with a logo (including the Licensed Logo) or in a stylized form or appearance; (ii) use the Licensed Mark or a variation thereof in any domain name, or obtain a registration for a domain name using the Licensed Mark or a variation thereof, other than the Domain Name; (iii) use any translation or transliteration of the Licensed Mark, Licensee Name, Domain Name, or Licensee Ticker Symbol; or (iv) make any use the Licensed Mark standing alone or otherwise apart from the Licensee Name, the Licensed Logo on letterhead or business cards of Licensee, the Domain Name, or the Licensee Ticker Symbol.  For the avoidance of doubt, Licensor does not grant or give, and Licensor shall not be deemed in this Section 2 or otherwise under this Agreement to grant or give, any license or permission for any sublicensee or franchisee of Licensee or any Subsidiary to use, or for Licensee or any Subsidiary to grant any such sublicensee or franchisee the right to use, any Licensed Mark or any translation or transliteration thereof (other than Licensee’s right to grant rights to the Subsidiaries under Section 3). For the purpose of clarification, the “百胜” term is not a translation or transliteration of the Licensed Mark.  Licensee agrees that it shall and that it shall cause its Subsidiaries to refer to Licensor solely as “Yum! Brands, Inc.” (and not, for the avoidance of doubt, as any Chinese transliteration thereof), unless otherwise consented to in advance in writing by Licensor.

3.                                      Subsidiary Names.   Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee during the Term a non-exclusive, non-transferable, royalty-free right to sublicense to each Subsidiary the right to use in the Subsidiary Name of such Subsidiary the Licensed Mark as approved in advance in writing by Licensor to Licensee for such Subsidiary Name, subject to, and on the condition that, such Subsidiary complies with all provisions in this Agreement with regard to such Subsidiary Name to the same extent as they apply to the Licensee Name, always subject to and in compliance with the terms and conditions of this Agreement.  Without Licensor’s express prior written consent, Licensee shall cause each Subsidiary not to: (i) use its Subsidiary Name as or in or directly with a logo or in a stylized form or appearance; or (ii) use any translation or transliteration of the Licensed Mark or Subsidiary Name.

4.                                      Change of Licensee Name, Licensed Logo, Domain Name, or Licensee Ticker Symbol or Subsidiary Name.  Licensee may not change, amend, alter, or replace all or any part of the Licensee Name, the Domain Name, or the Licensee Ticker Symbol, if the amended Licensee Name, Domain Name, or Licensee Ticker Symbol still incorporates the Licensed Mark or anything similar, without an amendment to this Agreement in accordance with Section 13(h). Licensee may not change, amend, or alter the Licensed Logo.  In the event that Licensee is required, by applicable law, regulation, rule, or order of a court or governmental agency, or the applicable rules governing the listing of stock on any Applicable Exchange, to change, amend, alter, or replace all or any part of the Licensee Name, the Domain Name, or the Licensee Ticker Symbol, Licensee shall promptly notify Licensor of such requirement in writing.  Licensee shall cause each Subsidiary not to change, amend, alter, or replace all or any part of its Subsidiary Name, if the amended Subsidiary Name still incorporates the Licensed Mark or anything similar, without Licensor’s express prior written consent to Licensee.  In the event that a Subsidiary is required, by applicable law, regulation, rule, or order of a court or governmental agency, to change, amend, alter, or replace all or any part of its Subsidiary Name, Licensee shall promptly notify Licensor of such requirement in writing.  Licensor shall have the discretionary right to refuse to agree to any change, amendment, alteration, or replacement of the Licensee Name, the Domain Name, the Licensee Ticker Symbol, or any Subsidiary Name, if the amended Licensee Name, Domain Name, or Licensee Ticker Symbol still incorporates the Licensed Mark or anything similar.

5.                                      Limitations.  Other than the limited rights under Sections 2 and 3 during the Term, Licensee does not have a license or right to, and Licensee shall not and shall cause each Subsidiary not to: (i) transfer, assign, sublicense, or grant the right to sublicense, or otherwise grant others, the right to use the Licensed Mark (or any other mark or name confusingly similar to the Licensed Mark or any translation or transliteration of the Licensed Mark or any other mark or name confusingly similar to the Licensed Mark) in any manner or for any purpose; (ii) register or list securities or apply to register or list securities with any stock exchange, or any exchange of stock, equity, bonds, or other publicly traded instruments, anywhere in the world other than an Applicable Exchange, without the express prior approval of Licensor; (iii) use, adopt, register, seek registration of, obtain a domain name registration for, or assert ownership or rights to any trademark, service mark, tradename, corporate name, business name, domain name, social media name or handle, or other source identifier that consists of or includes the Licensed Mark, or any other mark or name proprietary to Licensor, or any mark or name confusingly similar to, or any translation or transliteration of the Licensed Mark; (iv) challenge Licensor’s ownership or rights in or to, or challenge the validity or enforceability of, the Licensed Mark or any other mark or name proprietary to Licensor anywhere in the world; or (v) cause or assist with any activity by a third party that would violate the foregoing provisions of this Section 5 if such activity had been that of Licensee or a Subsidiary.

6.                                      Quality Control; Use.  Licensee shall, at all times, cause the Brand Restaurant Businesses to be operated in accordance with the requirements, including, without limitation, the quality control requirements, under the MLA.  Licensee shall and shall cause the Subsidiaries to comply with any standards for use of the Licensed Mark, as notified in writing by Licensor to Licensee from time to time.  Licensee shall and shall cause the Subsidiaries to at all times conduct business and operations in compliance with all applicable laws and maintain a good reputation.  Upon Licensor’s request from time to time, Licensee shall promptly provide Licensor with documentary evidence showing Licensee’s and each Subsidiary’s representative use of the Licensed Mark.  Licensor and/or its representatives shall be entitled to audit and inspect Licensee’s and each Subsidiary’s records related to the use of the Licensed Mark during Licensee’s or such Subsidiary’s ordinary business hours, as applicable.

7.                                      Ownership and Reservation of Rights.  Licensor is and shall be and remain the sole owner of all rights, title, and interest in and to the Licensed Mark and all goodwill represented thereby or arising or resulting from the Licensed Mark.  Any and all use of the Licensed Mark will inure to the sole benefit of Licensor, and all goodwill in or accruing in, or arising or resulting from any use of, the Licensed Mark shall belong to, and all value and benefits arising therefrom, shall be owned solely by Licensor without any claim thereto, or for any compensation in connection with same, by Licensee, a Subsidiary, or any third party.  Licensor reserves all rights to the Licensed Mark.  Licensor does not grant or give to Licensee, a Subsidiary, or any third party any ownership, right, title, interest, license (with the sole exception of the limited rights to use the Licensed Mark under Sections 2 and 3 during the Term), or encumbrance, or any claim or right to any ownership, right, title, interest, license, or encumbrance, in or to the Licensed Mark or any other name, mark, or intellectual property in or under this Agreement.  Licensor shall have the sole discretionary right to file and prosecute any application for, and to seek and obtain and maintain any registration, for the Licensed Mark anywhere in the world.  If Licensor decides to file any application or to seek or obtain any registration for the Licensed Mark, Licensee agrees to assist Licensor in connection therewith.  In the event that Licensee or a Subsidiary acquires, obtains, or owns any right, title, interest, license (with the sole exception of the limited rights to use the Licensed Mark under Sections 2 and 3 during the Term), or encumbrance, or any claim or right thereto, in or to, or owns an application or a registration for, or a domain name registration (other than the Domain Name) including the Licensed Mark,  or any other mark or name of Licensor or any of its Affiliates, or any mark or name confusingly similar to the Licensed Mark, or such other mark or name of Licensor or any of its Affiliates, or any translation or transliteration of the Licensed Mark, any such other mark or name, or any such confusingly similar mark or name, Licensee hereby assigns, transfers, and conveys, and shall cause such Subsidiary to assign, transfer, and convey, to Licensor all such right, title, interest, license, encumbrance, claim, application, and/or registration, free of any payment or payment obligation by Licensor.  If and to the extent requested by Licensor, Licensee agrees to assist with any recordation, action, or step necessary to secure the continued ownership pursuant to this Section 7, to otherwise implementing and effecting the provisions of this Section 7, and to assist Licensor with enforcing any of its rights in and to the Licensed Mark, including, without limitation, by executing and filing any document, giving any statement or testimony, and provide any other assistance.

8.                                      Warranties; Liability.  Each Party represents and warrants that it has the full power and corporate authority to enter into and perform its obligations under this Agreement.  WITH THE SOLE EXCEPTION OF THE FOREGOING REPRESENTATION AND WARRANTY OF A PARTY SET FORTH ABOVE IN THIS SECTION 8, NEITHER PARTY MAKES ANY, AND EACH PARTY DISCLAIMS ALL, REPRESENTATIONS, WARRANTIES, AND CONDITIONS OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY RELATED TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR TITLE.  IN NO EVENT SHALL LICENSOR BE LIABLE FOR ANY DAMAGES RELATED TO THE LICENSED MARK, THE LICENSEE NAME, THE LICENSED LOGO, THE DOMAIN NAME, THE LICENSEE TICKER SYMBOL, A SUBSIDIARY NAME, OR ANY USE THEREOF, INCLUDING, WITHOUT LIMITATION, ANY INFRINGEMENT OR CLAIM OR ALLEGATION OF INFRINGEMENT.

9.                                      Term.  This Agreement, and the rights granted in Sections 2 and 3, shall be effective as of the Effective Date and continue until this Agreement is terminated pursuant to Section 10 or applicable law.

10.                               Termination.

a.                                      Termination of Agreement (Other than Right to Use Domain Name and Licensee Ticker Symbol). Licensor may terminate this Agreement and the rights and licenses granted herein (other than Licensee’s right to use the Domain Name and Licensee Ticker Symbol), at any time by written notice of termination to Licensee:

(i)                                     in the event of a material breach of this Agreement by Licensee, which material breach shall be identified in such written notice, and which termination shall become effective at the end of thirty (30) days of such written notice of termination unless Licensee fully cures such material breach within such thirty (30) day period; or

(ii)                                  in the event of a termination of the license under the MLA for one or more of the Brands (other than the termination of the MLA resulting in the termination of this Agreement under Section 10(c)(i)); or

(iii)                               in the event of a material breach of the MLA as set forth in Sections 14.1.1 through 14.1.4 of the MLA; or

(iv)                              in the event of a non-curable material breach of the MLA as set forth in and determined in accordance with Sections 14.1.5.C (Failure to Comply with Brand Standards or Enforce the Sublicenses), .D (Loss of Rights in Brand System IP), .F (Failure to Meet Sales Growth Metric) or .G (Failure to Meet the Taco Bell Brand Development Initiative) of the MLA; or

(v)                                 as provided in Section 12; or

(vi)                              if Licensor assigns its rights to the “YUM” mark to a third party that is not an Affiliate of Licensor; or

(vii)                           if Licensee discontinues its business operations, is dissolved or suspended from operating, takes steps to dissolve or cease to exist, admits its inability to pay its debts as they become due, files or is or becomes subject to a petition in bankruptcy (or similar reorganization proceeding) or makes a general assignment for the benefit of its creditors, or becomes subject to the appointment of a receiver.

b.                                      Termination of Agreement in Its Entirety by Licensor.  By written notice of termination to Licensee, Licensor may terminate this Agreement in its entirety, and the rights and licenses granted herein, including without limitation with respect to the Domain Name and the Licensee Ticker Symbol, following the a non-curable material breach of the MLA as set forth in and determined in accordance with Sections 14.1.5.A (Criminal Conviction/Adverse Publicity), .B (Unauthorized Disclosure of Confidential Information; Violation of Non-Compete), or .E (Threat or Danger to Public Health or Safety) of the MLA, subject to Section 10(e).

c.                                       Automatic Termination of Agreement in Its Entirety.  This Agreement, and the rights and licenses granted herein, shall terminate automatically, without need for any additional or other notice or action, subject to Section 10(e), upon the earliest of the following events:

(i)                                     the termination, expiration, or cancellation of the MLA; or

(ii)                                  Licensor’s written notice under Section 4 refusing to agree to any change, amendment, alteration, or replacement of the Licensee Name and/or the Licensee Ticker

Symbol required by applicable law, regulation, rule, or court order, or the applicable rules governing the listing of stock on any Applicable Exchange

d.                                      Actions Following Termination Under Section 10(a) or Section 12.  In the event of a termination pursuant to Section 10(a) or Section 12, Licensee shall discontinue use of the Licensed Logo and modify or replace its corporate name such that it does not include the Licensed Mark or any variation, translation, or transliteration thereof, which modification or replacement shall be legally effective and complete at the end of sixty (60) days from such termination or at the end of any longer period of time that is required or necessary to legally effect such modification or replacement in accordance with all applicable laws, regulations, rules, or orders of a court or governmental agency, provided that Licensee pursues such modification or replacement in good faith with all deliberate effort and speed; and Licensee shall cause each Subsidiary to modify or replace its corporate name such that it does not include the Licensed Mark, or any variation, translation, or other transliteration thereof, which modification or replacement shall be legally effective and complete at the end of sixty (60) days from such termination or at the end of any longer period of time that is required or necessary to legally effect such modification or replacement in accordance with all applicable laws, regulations, rules, or orders of a court or governmental agency, provided that such Subsidiary shall pursue such modification or replacement in good faith with all deliberate effort and speed. Upon Licensor’s request, Licensee shall, at Licensee’s cost, provide copies of all filings or submissions made for effecting the relevant corporate name changes.

e.                                       Actions Following Termination Under Section 10(b) or (c).  In the event of a termination pursuant to Section 10(b) or (c) (including without limitation to the extent not already implemented in connection with a termination under Section 10(a)):  (i) Licensee shall discontinue use of the Licensed Logo and modify or replace its corporate name and its stock identification symbol such that it does not include the Licensed Mark or any variation, translation, or transliteration thereof, which modification or replacement shall be legally effective and complete at the end of thirty (30) days from this Agreement’s termination or at the end of any longer period of time that is required or necessary to legally effect such modification or replacement in accordance with all applicable laws, regulations, rules, or orders of a court or governmental agency, or the applicable rules governing the listing of stock on any Applicable Exchange, provided that Licensee pursues such modification or replacement in good faith with all deliberate effort and speed; (ii) Licensee shall transfer the registration of the Domain Name free-of-charge to Licensor; and (iii) Licensee shall cause each Subsidiary to modify or replace its corporate name such that it does not include the Licensed Mark, or any variation, translation, or other transliteration thereof, which modification or replacement shall be legally effective and complete at the end of thirty (30) days from this Agreement’s termination or at the end of any longer period of time that is required or necessary to legally effect such modification or replacement in accordance with all applicable laws, regulations, rules, or orders of a court or governmental agency, provided that such Subsidiary shall pursue such modification or replacement in good faith with all deliberate effort and speed.. Upon Licensor’s request, Licensee shall, at Licensee’s cost, provide copies of all filings or submissions made for effecting the relevant corporate name and stock identification symbol changes.

f.                                        Notwithstanding the termination of this Agreement, all rights and remedies accrued under this Agreement theretofore, the provisions in Sections 7, 10(d) and 10(e), and this Section 10(f), and Sections 1, 11, and 13 as applicable to Sections 7, 10(d), 10(e) and 10(f), shall survive the termination of this Agreement.

11.                               Governing Law; Disputes.  This Agreement, its interpretation and construction, its enforcement, and the resolution of any dispute under this Agreement will be governed by and in accordance with the laws of the State of Texas, United States of America, without regard to conflict of laws principles that may require the application of the laws of any other jurisdiction.    The procedures for discussion, negotiation, mediation and arbitration set forth in Article 17 of the Master License Agreement shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with, this Agreement.

12.                               Acquisition or Operation of Other Brands.   If Licensee or any of its Affiliates acquires, adopts, operates, licenses or franchises a brand (other than Little Sheep or East Dawning, or a homegrown brand that operates only in the Territory) that is not a Brand and that at any time comprises more than one hundred (100) restaurants or other outlets (such acquisition, adoption, operation, licensing or franchising, a “New Business”),

Licensee shall give prompt written notice of the New Business to Licensor, including such information as would be reasonably necessary for Licensor to assess the size, scope and nature of the New Business (the “New Business Notice”).  If Licensee or any of its Affiliates acquires, adopts, operates, licenses or franchises a New Business, Licensor shall have the right to terminate this Agreement and the rights and licenses granted herein (other than Licensee’s right to use the Domain Name and Licensee Ticker Symbol), subject to Section 10(d), upon written notice of termination to Licensee delivered at any time prior to the date which is thirty (30) days after Licensor’s receipt of the New Business Notice.

13.                               General Provisions.

a.                                      All notices, demands, or other communications to be given or delivered to a Party under or by reason of a provision of this Agreement shall be in writing and shall be deemed to have been given to such Party when delivered personally to such Party at, or sent to such Party by reputable express courier service (charges prepaid) to, such Party’s address set forth in the caption of this Agreement or another address notified hereunder in writing at least thirty (30) days before such notice, demand, or other communication by such Party to the other Party, addressed to the attention of [                       ] if to Licensor or [                       ] if to Licensee.

b.                                      A reference in this Agreement to “including” (or “include” or like term) will not be construed restrictively but will mean “including (or “include” or like term) without prejudice to the generality of the foregoing” and “including (or “include” or like term) but without limitation”.  The term “shall” is a term of obligation.  References to this Agreement will include any Recitals and Exhibits to it, and references to Sections are (unless otherwise indicated) to the sections of this Agreement.  The headings are for convenience only and will not affect the interpretation of this Agreement. Unless the context otherwise requires or permits, references to the singular number will include references to the plural number and vice versa; references to a “person” will include any company, limited liability partnership, association, partnership, business trust, unincorporated association or other entity; references to a company will include any company, corporation or any body corporate, wherever incorporated; and words denoting any gender will include all genders.

c.                                       Licensee recognizes that any violation, breach, or non-performance of, or default under, any provision in this Agreement may cause irreparable injury to Licensor for which Licensor may have no adequate remedy at law.  Therefore, Licensor shall be entitled to injunctive relief or specific performance, without need or obligation to post any bond, to enforce any obligation, agreement, covenant, and provision of this Agreement in the event of any actual or impending violation, breach, or non-performance of, or default under, any provision of this Agreement by Licensee, in addition to any other rights and remedies available to Licensor as Licensor elects in its sole discretion.  In the event that Licensor enforces any right or remedy under or related to this Agreement or any right herein against Licensee and prevails, Licensor shall be entitled to recover from Licensee all reasonable attorneys’ fees and other legal costs incurred or accrued in connection with such enforcement, whether in or outside any judicial or governmental forum.

d.                                      Licensor and Licensee are independent contractors.  Neither Party shall hold itself out as a partner, joint-venturer, affiliate, associate, agent, employee, or legal representative of the other. Neither Party shall have any right to obligate or bind the other Party in any manner whatsoever, and nothing herein contained shall give or is intended to give any rights of any kind to any third persons.

e.                                       The Parties do not intend any third party to be, and no third party is, a third party beneficiary under or in connection with this Agreement.

f.                                        Licensor may transfer, assign, or extend this Agreement, without requirement for consent by or notice to Licensee.  Licensee may not transfer this Agreement or assign any of its rights, or assign or delegate any of its obligations, in or under this Agreement to any third party without express prior written consent of the Licensor. The terms of this Agreement shall inure to the benefit of and be binding upon each Party and each Party’s permitted successors and assigns.

g.                                       Licensee shall and shall cause each Subsidiary to, at all times, strictly comply with all applicable laws and governmental orders, now or hereafter in effect, relating to the performance of its activities, and not engage in any practices or activities that are prohibited or in violation of any such law or governmental order.  Section 19.7 of the MLA is hereby incorporated by reference and shall apply between Licensor and Licensee to the same extent as between “Licensor” and “Licensee” under the MLA as if expressly set forth in this Section 13(g).

h.                                      This Agreement constitutes the entire understanding and agreement between the Parties hereto related to the Licensee Name, the Licensed Mark, the Licensed Logo, the Domain Name, the Licensee Ticker Symbol, and the related rights and obligations of Licensee and Licensor in addition to provisions of the MLA included by reference herein.

(i)                                     Neither this Agreement nor any term or provision hereof may be waived except by an instrument in writing signed by the person against whom the enforcement of any waiver is sought.  A failure of a Party to exercise any right provided for herein shall not be deemed to be a waiver of any right hereunder, and the selection of any right or remedy shall not be deemed to be a waiver of any other right or remedy.

(ii)                                  Other than a waiver of this Agreement or any term or provision hereof as provided under Section 13(h)(i), no modification, amendment, or supplement to this Agreement will be binding upon the Parties unless made in a writing identifying the relevant provisions and signed by each Party through its authorized representative.  A transfer or assignment permitted under Section 13(f) shall not constitute any modification, amendment, variation, or extension under the immediately preceding sentence if this Agreement does not change as a result of such assignment (other than the identity and contact information of the assignor to the assignee).

i.                                          If any provision of this Agreement is held to be invalid or unenforceable, the meaning of said provision will be construed, to the extent feasible, so as to render the provision valid and enforceable, and if no feasible interpretation shall save such provision, it will be severed from the remainder of this Agreement, as appropriate.  The remainder of this Agreement shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by a Party.  In such event, the Parties will use their best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement, which most nearly effects the Parties’ intent in entering into this Agreement, as appropriate.

j.                                         This Agreement may be executed in one or more counterparts (any one of which may be by facsimile or PDF), all of which shall constitute one and the same agreement.

[Signature page follows.]

IN WITNESS WHEREOF, each Party has signed this Agreement through its duly authorized representative as of the Effective Date.

Licensor:	Licensee:

Yum! Brands, Inc.,	Yum China Holdings, Inc.,
a North Carolina corporation	a Delaware corporation

Name:	Name:
Title:	Title: